Exhibit 99.3

New Phase 3 Data show Optune in Combination with Second Line

Chemotherapy is Superior to Second Line Chemotherapy Alone in

Glioblastoma Patients at First Recurrence

Glioblastoma patients who received Optune in combination with bevacizumab at first recurrence lived significantly longer than patients who received bevacizumab alone

St. Helier, Jersey – Nov. 20, 2015 – Novocure (NASDAQ: NVCR) announced today new Phase 3 data showing that glioblastoma patients who received TTFields in combination with chemotherapy at first recurrence lived significantly longer than patients who received chemotherapy alone. The data will be presented at the 20th Annual Society for Neuro-Oncology Meeting in San Antonio.

The post-hoc analysis of the EF-14 Phase 3 clinical trial shows that patients treated with TTFields in combination with physician’s best choice second line chemotherapy reduced their risk of death by 31 percent compared to patients treated with physician’s best choice second line chemotherapy alone (HR= 0.695, p= 0.0489). Patients treated with TTFields in combination with bevacizumab (Avastin®), reduced their risk of death by 39 percent compared to patients treated with bevacizumab alone (HR=0.606, p= 0.0428).

“Our analysis shows that GBM patients continue benefiting from TTFields therapy even after their disease has recurred,” says Santosh Kesari, a trial investigator and Chair of Translational Neuro-Oncology and Neurotherapeutics at John Wayne Cancer Institute and Pacific Brain Tumor Center at Providence St. John’s Health Center in Santa Monica, California. “This survival benefit is maintained across multiple types of second line therapy, including bevacizumab, and points to the need for physicians to incorporate Optune into the standard-of-care for glioblastoma.”

About Tumor Treating Fields Therapy

Tumor Treating Fields (TTFields) therapy is delivered by a portable, non-invasive medical device designed for continuous use by patients. In vitro and in vivo studies have shown that TTFields therapy slows and reverses tumor growth by inhibiting mitosis, the process by which cells divide and replicate. TTFields therapy creates low intensity, alternating electric fields within a tumor that exert physical forces on electrically charged cellular components, preventing the normal mitotic process and causing cancer cell death.

Approved Indications

In the United States, Optune is intended as a treatment for adult patients (22 years of age or older) with histologically-confirmed glioblastoma multiforme (GBM).

In the United States, Optune with temozolomide is indicated for the treatment of adult patients with newly diagnosed, supratentorial glioblastoma following maximal debulking surgery and completion of radiation therapy together with concomitant standard of care chemotherapy.

In the United States, for the treatment of recurrent GBM, Optune is indicated following histologically-or radiologically-confirmed recurrence in the supra-tentorial region of the brain after receiving chemotherapy. The device is intended to be used as a monotherapy, and is intended as an alternative to standard medical therapy for GBM after surgical and radiation options have been exhausted.

In the European Union, Optune is intended for the treatment of patients with newly diagnosed GBM, after surgery and radiotherapy with adjuvant temozolomide, concomitant to maintenance temozolomide. The treatment is intended for adult patients, 18 years of age or older, and should be started more than 4 weeks after surgery and radiation therapy with adjuvant temozolomide. Treatment may be given together with maintenance temozolomide and after maintenance temozolomide is stopped.

In the European Union, Optune is also intended for the treatment of patients with recurrent GBM who have progressed after surgery, radiotherapy and temozolomide treatment for their primary disease. The treatment is intended for adult patients, 18 years of age or older, and should be started more than 4 weeks after the latest surgery, radiation therapy or chemotherapy.

In Japan, Optune (the NovoTTF-100A System) is approved for the treatment of adult patients with recurrent supra-tentorial glioblastoma after all possible surgical and radiation therapy options have been exhausted.

Patients should only use Optune under the supervision of a physician properly trained in use of the device. Full prescribing information is available at www.optune.com/safety or by calling toll free 1-855-281-9301 in the US or by email at supportEMEA@novocure.com in the European Union.

About Novocure

Novocure is a Jersey Isle oncology company pioneering a novel therapy for solid tumors called TTFields. Novocure’s U.S. operations are based in Portsmouth, NH and New York, NY. Additionally, the company has offices in Germany, Switzerland, and Japan and a research center in Haifa, Israel. For additional information about the company, please visit www.novocure.com or follow us at www.twitter.com/novocure.

Forward-Looking Statements

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Novocure’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, development of potential products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Novocure’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions as well as more specific risks and uncertainties facing Novocure such as those set forth in its Quarterly Report on Form 10-Q filed on October 27, 2015 with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Novocure does not intend to update publicly any forward-looking statement, except as required by law. Any forward-looking statements herein speak only as of the date hereof. The Private Securities Litigation Reform Act of 1995 permits this discussion.

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Media and Investor Contact:

Ashley Cordova, Novocure

acordova@novocure.com

212 767 7558